05-Mar-2012

Shuffle Master, Inc. *(SHFL)*

Q1 2012 Earnings Call

CORPORATE PARTICIPANTS

Julia Boguslawski
Vice President -Investor Relations & Corporate Communications, Shuffle Master, Inc.

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

Linster W. Fox
Chief Financial Officer, Secretary & Executive VP, Shuffle Master, Inc.

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.

OTHER PARTICIPANTS

James Armstrong
Investment Operations, JP Morgan Chase & Co.

Todd Eilers
Analyst, ROTH Capital Partners LLC

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Shuffle Master, Inc.'s First Quarter 2012 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Julia Boguslawski, VP of Investor Relations and Corporate Communications. Thank you. Ms. Boguslawski, you may begin.

Julia Boguslawski
Vice President -Investor Relations & Corporate Communications, Shuffle Master, Inc.

Thank you. Good afternoon, and thank you all for joining us today for our first quarter 2012 earnings call. I am Julia Boguslawski, VP of Investor Relations and Corporate Communications for Shuffle Master.

With me today are Gavin Isaacs, CEO; Lin Fox, CFO; and David Lopez, COO.

Immediately following today's earnings call, we will hold a special discussion about today's announcement of our intent to acquire Ongame Network.

Today's call is being simultaneously webcast through our website, ir.shufflemaster.com, and will also be archived for the next 30 days. If you haven't done so already, please download the quarterly presentation accompanying the webcast in addition to our slides regarding the acquisition as we'll be referring to specific slides throughout the call.

Before we get started, I would like to remind you that various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under Federal Securities laws. Actual results may differ materially from these anticipated results. Please see

today's press releases and our other SEC filings for a complete discussion of risks that may affect our results. The company assumes no obligation to update any forward-looking statements as a result of any new information or future events.

We'll also be discussing certain financial measures, such as adjusted EBITDA, which is a non-GAAP measure. A definition and reconciliation of this and other financial measures we use and discuss can be found in today's earnings release, and today's press release as well as our most recent Form 10-Q.

Now, I will turn the call over to Gavin Isaacs.

Michael Gavin Isaacs

Chief Executive Officer & Director, Shuffle Master, Inc.

Thank you, Julia, and good afternoon. Thanks to everyone for accommodating our decision to accelerate the date of this call, so we could also share the exciting news about entering into a definitive agreement to acquire Ongame Network, which occurred earlier this afternoon. We believe that Ongame is a significant strategic transaction that will better align our business with our future vision. This acquisition is intended to enhance our interactive offerings to online operators by adding a poker platform to our repertoire. If you've not had a chance to review the press release on the transaction, a link is provided in our earnings release and it is also available in our newsroom on our Investor Relations website. There is also a video message from me and our CSO, Louis Castle.

Julia mentioned the two slide decks accompanying this webcast. We will start this call as we usually do by delving into the quarterly results and then we will move into a special presentation on the acquisition. We will take Q&A on both topics afterwards.

With that, we'll now go through the highlights of this quarter. As evidenced by our strong performance, we are delivering on the commitments we've made to our shareholders with solid revenue growth, strong overall margins, and continued increases in recurring revenue. Thanks to the hard work of our entire team and an improvement-orientated customer-centric culture, we achieved a record Q1. Strong results were driven by executing on multiple strategic initiatives such as the successful launch of the new MD3 shuffler, sustained momentum of the Equinox cabinet, growing popularity of our table game progressives, and progress in our online strategy. Next generation continues to be one of the strengths of our business model, evident again this quarter.

We are very encouraged by the momentum we have generated over the first three months of this fiscal year. Equally as important, we are confident that we have positioned ourselves to sustain and accelerate this momentum into the future.

While we believe that our online business will be an important contributor to the top and bottom line in the coming years, particularly when the U.S. comes online, it's important for me to mention that in no way does it detract from our core businesses. In looking at Q1 results, I believe this is fairly obvious and we're committed to continuing that trend. In fact, in many ways, we view our online initiative as a complimentary arm to our Specialty Table Game business serving as another great extension for all of our valuable and proprietary intellectual property.

Recurring revenue was a major theme again this quarter and I couldn't be more pleased. Up 10% year-over-year, it represents 50% of our business, and we reported nearly $28 million for the quarter. This will now be the 13th consecutive quarter of recurring revenue growth, which demonstrates our steadfast commitment to growing this key metric.

Contributing to the year-over-year increase with 400 lease placements of MD3 and excellent progress with new premium game placements and progressive upgrades, it is exciting to witness the evolution of our new products like the MD3 and O-WAP as they first gain acceptance in the marketplace and then later generate the kind of demand we initially envisaged. We're also proud to announce that both products, in addition to two of our other products, received top honors at the first inaugural Table Games Awards held by Casino Enterprise Management in January.

I am often asked if our slot machine business can sustain its impressive trajectory of growth. In fact, it's a question I have received from the day I started at Shuffle Master and I'm starting to sound like a broken record. The answer is always yes and I am confident that it will continue to be yes.

In the first quarter, slot machine revenue increased 104%. This is a true apples-to-apples comparison as the Equinox cabinet was already commercialized in the first quarter of last year, and there are plenty of opportunities for this business to expand not only in the home base of Australia, but in foreign markets as well. In the first quarter, we placed our first Equinox cabinet into Mexico as well as into Victoria. We also purchased licenses to help enhance future slot content, which Lin will touch on later.

We believe the improvements we are driving across the organization will help generate steady, attractive returns and we're proud to say that our operating margin of 20% is a marked improvement from 16% in the year-ago quarter. There's work left to be done, which means further opportunity available just by getting better and more efficient at the things we do.

In the quarter, we announced the acquisition of Fire Bet, the leading craps side bet that enhances our table games portfolio of brands. In conjunction with today's announcement of our proposed acquisition of Ongame, we are demonstrating that we're using our cash to grow the business. Our balance sheet can comfortably support the right kind of acquisitions and we have been very selective in determining what those are.

With that, I'll turn the call to Lin to go through the financial results.

Linster W. Fox

Chief Financial Officer, Secretary & Executive VP, Shuffle Master, Inc.

Thanks, Gavin, and good afternoon to everyone. On slide five, you'll see that total revenue was a first quarter record. Slide six shows first quarter revenue was up 28% year-over-year, or 26% on an apples-to-apples basis without the effect of foreign exchange. Diluted earnings per share were $0.14 on $56.1 million of revenue, as compared to $0.09 on $43.8 million in the comparable quarter last year.

Turning to slide seven, recurring revenue increased 10% year-over-year to $27.8 million, another record. As Gavin mentioned and as you can see on slide eight, we have sequentially grown this number every quarter for the last 13 quarters and remains one of our most significant and deliberate achievements.

Slide nine is a map of our revenue distribution by geography. 53% of first quarter revenue came from outside the United States, up from 41% in the year-ago quarter. This was due largely to strong sales in Australia and Asia, consistent with our strategy to grow our global footprint.

Gross profit in the first quarter was up $6.7 million year-over-year, or $6.4 million without the effect of foreign exchange. In any quarter, product mix among segments and geographies dictates our top line and overall gross margin. Q1 was no exception.

On slide 11, you'll see that continued customer demand for our Equinox cabinet drove $14.5 million in sales in the first quarter, up 104% year-over-year, or 96% without foreign exchange. Although the first quarter is historically our lightest quarter for the slot business due to seasonality, these results hold their own against other quarters. Total installations of 745 units grew 153% year-over-year, largely driven by placements into Australia and to a lesser extent new placements in Latin America and Asia.

Slide 12 shows our Utility segment performance and highlights recurring revenue of $13 million, up 12% year-over-year. As of Q1, 66% of the shuffler business was driven by recurring revenue and our leased installed base jumped significantly, surpassing the 8,000 unit milestone.

Moving to slide 13, proprietary table games recurring revenue grew 10% year-over-year and total revenue increased 22%. The increase in total revenue was impacted by $2.3 million in settlement and license fees received from online operators, in line with our strategy to protect our brands and IP. Normalized for these fees, our total PTG revenue would have been $11.4 million, up 2% year-over-year.

Slide 14 shows our electronic tables business which is in a restructuring phase. It grew 2% year-over-year, both in total revenue and recurring revenue. Sales were positively impacted by units of Rapid Multigame installed in Star City in the quarter. Recurring revenue benefited from additional lease placements of Rapids into Asia and Vegas Star seats in New York.

Turning to slide 15, first quarter gross margin decreased 270 basis points year-over-year to approximately 64% reflecting decreases in ETS and Utility margins. ETS margins were negatively impacted by reduced ALPs and ASPs from product mix and geography. Pricing can differ significantly depending on what e-Table table product we place and where we place it.

Utility margin decreased 550 basis points to 57%, due to reduced ASPs for shufflers sold into Asia, to a lesser extent, increased depreciation on newly installed lease units contributed to some of the margin decline.

PTG gross margin grew by 190 basis points to 84%. This increase was mainly from $2.3 million in settlement and license fees from online operators, which carried little associated direct costs. EGM gross margin remained relatively flat at 62%, while EGM gross profit grew by $4.6 million, virtually doubling year-over-year, as did revenue.

As to operating expenses, our R&D investment in the first quarter grew $1.6 million year-over-year, but remained flat as a percentage of total revenue at just under 14%. We still believe that R&D will be about 12% of revenue in 2012, however, the timing of the closing of Ongame could put it at 13% later this year.

First quarter SG&A increased $1 million year-over-year. During the year, the Company hired a permanent CEO, General Counsel and Chief Strategy Officer. These placements and higher sales related costs were the main drivers of the increase. $200,000 of the increase was from the impact of foreign exchange. SG&A still declined year-over-year, as a percentage of total revenue from 37% to 31%.

In Q1, the foreign exchange impact resulted in $300,000 more gross profit and $400,000 more operating expense year-over-year.

Operating margin for the first quarter was 20% of our total revenue, up from 16% in the year-ago quarter. As Gavin mentioned we're focused on this key metric.

Slide 16 and 17 show our adjusted EBITDA and free cash flow performance. First quarter adjusted EBITDA set a first quarter record of $18.1 million, up 34% year-over-year. Free cash flow, or adjusted EBITDA, less CapEx, less cash taxes, was $7.7 million in the first quarter, up 155% year-over-year.

The first quarter included various outlays to help enrich our product portfolio. The most notable expenditure was entering into an IP-license arrangement with Aristocrat for use of select patents to enhance several of our EGM titles.

Our effective tax rate was 30% in the quarter. The tax rate for the comparable quarter last year was 28%. The main reason for the difference was the prior year included a one-time reinstatement of the U.S. R&D tax credit. We still anticipate our annual rate to be in the range of 29% to 31%.

As to working capital, Q1 inventory turns of 3.7 is a strong improvement from Q1 2011 of 2.4 is slightly higher than the sequential quarter of 3.5.

Slide 18, shows that inventory levels have been well managed and down $7.5 million from a year ago. At 50 days, our global DSO for the first quarter decreased one day from Q1 2011. Our U.S. DSO was 30 days, which outperformed the prior year period by nine days.

Operating cash flow for the first quarter was $16.4 million as compared to $8.3 million year-over-year. This was mainly due to strong net income of $7.6 million, up 59% year-over-year.

Moving to slide 19, at $8.8 million, first quarter capital expenditures were $1.4 million lower year-over-year on greater revenue. Approximately $4 million came from the purchase of intellectual property.

Last year also included the purchase of various IP. Without these purchases, we believe our ongoing CapEx spend should be approximately $5 million to $6 million a quarter with a majority allocated to products held for lease.

We continue to generate cash and net debt was $11.4 million in the first quarter, down 82% year-over-year. We had availability of approximately $164 million under our revolver. Our leverage ratio was 0.48, remaining well below our bank threshold of 3.75. The proposed acquisition of Ongame is a clear example of our strategy to utilize our cash for growth opportunities.

And with that, I'll turn the call over to David.

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.

Thank You, Lin. There were many impressive highlights for the quarter and the year, but in the interest of time, I'll cover the main topics which are listed on slide 20.

Beginning with the Utility segment, we posted strong results in the first quarter as total revenue was up 13% year-over-year. This performance was mainly driven by strong lease placements throughout the year and MD3 momentum.

The quarter was also impacted by the sale of 160 shufflers into Asia. Most of these sales were the result of a customer adding one2sixes to tables that previously didn't have shufflers while some of the sales were conversions from old MD1s.

At the end of the first quarter, our total MD3 installed base was an impressive 700 units, up 225 units from last quarter, with approximately 62% of these being leased units. As the MD3 rollout continues to ramp-up, we expect to see our shuffler lease base grow, helping us to get closer to our target of 70% recurring revenue for shufflers.

Lin mentioned our milestone of hitting 8,000 lease shufflers. This is a great achievement, as we placed over 400 shufflers on lease in the quarter. These weren't all MD3s, as Deck Mate leases contributed to over 100 new lease placements, as the popularity of Poker has witnessed recent resurgence. We also have placed new i-Deals on lease and as of Q1, i-Deals contributed approximately $3.5 million.

Recurring revenues in PTG hit another all-time high of $11.4 million in the quarter, fueled by strong progressive upgrades and premium game placements. We grew our lease install base, a premium games and side bets by approximately 780 units year-over-year, driven by placements of Ultimate Texas Hold'em, Mississippi Stud, Fire Bet, and our Dragon Bonus Baccarat Side Bets.

In January, we announced we acquired Fire Bet, a craps side bet with approximately 300 installs. This is a perfect example of a tuck-in acquisition for Shuffle Master, where we gain a high margin recurring revenue stream and new IP.

We will also leverage the Fire Bet brand on e-Tables and online. We only realized one month of recurring revenue in the quarter, but as we maximized our sales channels, we look forward to even more placements of Fire Bet across the U.S. and other markets.

Our progressives grew by 316 units year-over-year and we hit another great milestone, over 1,000 progressives installed. Even better, 100% of these units are on lease. Last quarter, we announced we had installed our first cross-property progressive or O-WAP. At that time, we linked nine O-WAP tables at two properties. I'm excited to announce that those two properties turned into 10 properties and those nine linked tables are now 33 linked tables. We're clearly seeing this new technology drive greater momentum in our progressive upgrade initiative and based on recent customer meetings, we are confident the trend will continue.

As we've discussed on prior calls, our e-Table segment is in the midst of a turnaround and we feel confident that we are taking the necessary steps for improvement. We're pleased with the installs of our new multigame Rapids in New South Wales in the quarter and believe that enhancements such as multigame will contribute to our progress.

We still have a lot of work to do as the segment's improvement remains a key corporate objective. I'm pleased to announce that we made our very first install of i-Table Roulette just last week in Wisconsin. We've just received Nevada approval. Anticipated field trial will be later this month at a strip property. We should also see i-Table Roulette debut in Atlantic City this month and we'll be showing it at G2E Asia later this spring.

Last, but not least, our slot machine business had a very strong first quarter marked by continued success of Equinox in Australia in addition to debuting in both Victoria and Mexico. We are hearing good things about its performance in both markets so we look forward to continued placements throughout the year.

With that, I will turn it back to Gavin.

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

Thanks, David. In the interest of time, I will just say a few words before we roll into our discussion of the Ongame acquisition. I'm very excited by the energy and focus of our entire team. We continue to execute on our core businesses and have made great strides with our Interactive division. There are still many opportunities for us to improve and grow. Clearly, the e-Tables business is undergoing investment and I'm particularly excited that last week i-Table Roulette was installed in the U.S.

As I have said before that with all of our great products, I get concerned that we don't have adequate coverage. At our sales meeting last week at our headquarters, I was delighted to meet our new Head of Sales for Canada and one of our new sales-people for the Latin American region.

We have been asked what we are doing with the cash which we regenerate and as evidenced by today's announcement, we intend to continue to invest in our business for future long-term sustainable growth. We run this company with an eye toward efficiency, opportunity, and growth. And we will continue to position ourselves for greater performance in the future.

We are going to switch gears now and discuss the announcement regarding our entering into a definitive agreement to acquire Ongame Network from bwin.party Services. We've provided a separate slide presentation to accompany our dialog, which can be found on our Investor Relations website.

Ongame is one of the world's largest B2B poker providers to online operators. We'll walk through the slides and go through why we believe this is an outstanding strategic move for our company and why we believe that there is a great fit between what we do and what Ongame delivers to its customers.

Turning to slide three, it is important to remember what Shuffle Master defines as its mission. Through product innovation, superior quality and service, we will continue to make gaming more fun for players and more profitable for operators. Ongame exemplifies our mission with a highly innovative technology and an excellent quality and service.

Slide four outlines our online strategy. We have discussed this before on prior calls, but it helps to clarify our objective, as we explain how Ongame makes strategic sense.

First, let's look at slide five. As with our land-based business, we are business-to-business or a B2B provider. We do not market our products directly to the end user, who is the player. And where we do market, we do it only in conjunction with the customer to help promote their business. What we offer to our online customers is the same value proposition as our land-based strategy, mainly to provide security, profitability and entertainment. This is perhaps the most important takeaway from our online strategy. Everything we do is to service the customer, not to compete with them.

Slide six highlights the first step in our online strategy, which has been actively licensed the use of our content, either extract some form of agreement, fee or other concession from those users. An online casino offers three major elements, Sportsbook, the online poker platform, and casino games. Our games have been very popular with online casinos in the casino game portal across many markets, especially Europe particularly our valuable brands like Three Card Poker, Ultimate Texas Hold'em, Casino War and Let It Ride.

Unfortunately, many sites have used our IP without our consent and developed their own versions of our games using our valuable IP. Previously, we didn't have a formal strategy to obtain license agreements or other concessions from those users. We've recently been actively pursuing this. [If they particularly use to meet our compliance standards, we look at entering into a license agreement for our prior use and limited ongoing use until our own games are ready on our servers.] In other instances, we simply ask for a fee for previous utilization and an

agreement to cease using our content without our consent. We have been successful in signing several confidential agreements to date.

The second step centers on building a cutting edge platform for game delivery. We debuted a prototype at G2E and more recently unveiled a completed product at the ICE show. I'll briefly explain why our platform is cutting edge and how it stands out from the rest.

The Shuffle Master interactive platform is specifically designed for a few things. Firstly, the financial security required of a gaming service. Secondly, the efficiency and scale needed for social network free-to-play gaming. Thirdly, the multi-device support demanded by new mobile platforms such as pads. And finally, the flexibility needed to address the complexity of gaming compliance requirements from an ever-increasing number of regulated jurisdictions. We believe that no other platform provides the solution for all of these dimensions explicitly for the benefit of the business-to-business partner. We have tackled numerous very difficult to solve technical problems so that our business partners player bases have a seamless, high-performing entertainment experience wherever and however they choose to play.

Moving to slide seven, concurrent with building this platform, we have started to create online versions of our games to play directly on it. We started with Ultimate Texas Hold'em as our first game and have recently added Three Card Poker. We're also working on developing our other titles. We have a very strong portfolio of brands and these games are proving both popular and profitable in online markets.

In the next couple of months, we will be launching our platform with these games in free-to-play form and for promotional purposes in the United States, and in legalized online markets. Future plans include, creating multiplayer versions of our games and ultimately social media applications of our games. All of this should occur this financial year.

Slide eight shows the final point of our strategy, which has been to explore other areas where we can differentiate ourselves and have a competitive advantage in the online space. We have identified poker specifically as an area where we can add expertise since it strongly compliments our existence table-centric business.

It is important to remember that our Deck Mate shufflers are used in many poker rooms around the world and that we have strong brand recognition with many poker players by virtue of this.

Slide nine lists what we have done so far with regards to our online strategy. Before I started at the company, our initiatives to license our content were in the early stages, beginning with securing the online rights to Three Card Poker. After I came onboard in April, we began licensing our content and announced our agreements with companies like Chartwell and OpenBet.

We have also started developing our in-house platform and games. Lou joined us in October and has begun building a team of highly experienced developers. At the recent ICE show in London, we debuted our platform with Ultimate Texas Hold'em in a near final format. The response from the customers was very positive. And, of course, today we have agreed to acquire Ongame which is a complementary B2B online poker engine.

Slide 10 provides an overview of Ongame came. Ongame was founded in 2000 and was acquired by bwin in 2005 for €474 million. By nature of its merger with Party Poker in 2010, bwin inherited another online poker platform [indiscernible] (30:16) online poker platform was much more B2C focus and bwin decided to retain Party Poker's platform since B2C is more in line with their strategic direction. We couldn't be more pleased with the timing and took the opportunity to acquire this valuable asset.

Ongame is based in Stockholm, Sweden, and has over 170 employees. They make money via a rake, which is a fee deducted from every pot where they host a poker game. They also profit from hosting tournaments. Ongame differentiates itself from other online poker engines by focusing specifically on what we call Fish or casual players as against sharks or professional players. They have unique software called Essence which has an effective way of rewarding casual players and ensuring that the pools remain fair. They currently service 25 major customers including their parent bwin.party, betfair, betson, unibet and many others. We look forward to making those customers our key partners as we move forward and invest in this business.

If you look at our chart on page 11, it shows the distinction between the various iGaming platforms. You will see what Ongame is and what it isn't, what Ongame is considered is an online poker platform as we've highlighted.

Slide 12, addresses the question why we've chosen Ongame to be our partner. First of all, 12 years of experience in the online poker market is something we cannot build. They are a trusted brand and their focus on the operator is in line with Shuffle Master's business model. The Ongame team is highly confident, energized about the future and aspires to become the leading network provider in Europe.

Ongame is specifically adept in first-to-market entry as has been evident in new European jurisdictions. This bodes well should online poker play be legalized in the United States. They have invested heavily in the new P5 platform and from a technology, standpoint it is the best that we have seen.

In the European market, it has significant growth potential and we believe that with independent ownership necessary investments will be expedited and our European customer base will grow.

I will now take a break and turn the call to Lin to discuss the transaction structure.

Linster W. Fox

Chief Financial Officer, Secretary & Executive VP, Shuffle Master, Inc.

Thanks, Gavin. If you'll turn to slide 13, you will see some highlights from the transaction. The structure of deal is a cash offer of €19.5 million with an additional contingent amount up to €10 million upon commencement of legalized real money online poker in the United States within five years of closing.

Our obligation for the €10 million amount steps down over five years depending on when the U.S. comes online. We have more than adequate capacity under our revolving line of credit to finance the purchase. As I mentioned earlier, we had $164 million of available credit at very favorable interest rates and our free cash flow is more than adequate to service the additional debt.

Although we are not at a position today to comment on the potential financial impact of this acquisition, we obviously took its financial impact into account when pursuing it and we fully intend to comply with all applicable SEC regulations regarding disclosure of financial statements and pro forma financial information in connection with this acquisition once it is executed. Until then, we are limited in what we can disclose about expected financial performance.

That said, we expect the business to be modestly EBITDA accretive during the first 12 months without the U.S. market coming online. We have taken a very conservative approach in modeling this business and we'll work to have a breakeven for the first 12 months, again without the U.S. market. Obviously, once online poker in the U.S. is legalized, we believe we will profit from the market share we're able to capture.

Finally, we expect the transaction to close as soon as we can get the appropriate regulatory approvals.

Michael Gavin Isaacs

Chief Executive Officer & Director, Shuffle Master, Inc.

Thank you, Lin. Slide 14 shows what our next steps are for Ongame in conjunction with our online strategy. We can easily and quickly enhance Ongame just from being fully committed to its success and that results in expanded opportunities. Immediately upon the execution of the transaction, bwin.party has agreed to allow Ongame to proceed with the acquisition of an e-gaming platform and the portfolio of casino and side games that will build upon its existing offerings. These should take approximately four months to embed into the platform. So, upon closing, we expect these to be up and running allowing for Ongame to deliver excellent functionality and enhance technology to its customers.

We intend to work closely with our European customers as our initial focus. Obviously if and when online poker progresses in the United States, we will focus attention on that market and our regulatory licensure makes it attractive for operators who wish to efficiently enter into the U.S. online poker market.

An important rationale behind entering into the online poker market is that most legislation that we have seen specifies that poker will be the first area of online gaming that will be widely permitted in the United States. In fact, Nevada is already moving forward to implement online poker given the Department of Justice's recent ruling on the Wire Act.

We are confident that we have thought this through very carefully and it's all part of our plan to move forward in an exciting new frontier. We believe that the business will continue to grow in its home market and we are looking forward to accelerating that growth.

We are delighted to welcome the Ongame team and their customers as part of our family, and we are committed to continuing to deliver superior value to all of our key partners.

In closing, I want to say thank you to our team members for the outstanding work on Q1 and thanks again to all of our shareholders for their ongoing support.

With that, we will now take questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Thank you. Our first question comes from the line of James Armstrong with JPMorgan Chase & Co. Please proceed.

James Armstrong
Investment Operations, JP Morgan Chase & Co.

Q

Hi, guys. Thanks a lot for taking my questions. I guess, first, looking at your announced acquisition this evening, can you walk us through your reasoning or thinking of acquiring Ongame rather than building a platform internally?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

Yeah, sure, James. I think there are several reasons. The first one is that you can't build 12 years worth of expertise and experience in online poker, and I think that's one of the key things. We looked at doing it ourselves and frankly making it as an adjunct to our current platform development. We can do that and obviously anyone can do that with the right technical resources, but the expertise and the experience of those people who have been operating in this market for 12 years is invaluable. We were very impressed by their technology and in particular the Essence software, which helps balance the pools. So, we figured that it was a much more efficient way of entry into the market, plus we pick up a business that can remain profitable whilst we invest in the future of the [indiscernible] (38:47) other markets.

James Armstrong
Investment Operations, JP Morgan Chase & Co.

Q

Great, thanks. And I guess, following today's acquisition announcement, just given the low debt levels and growing free cash over the next couple years, how do you prioritize between additional acquisitions and returning capital to shareholders via dividends or share buybacks?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

Well, we continue – we always look at this and we continue to get questions by it. We've made it very clear to everybody that the most important priority for us is to grow our business in a long-term, sustainable format, in a profitable manner. Where there is superfluous cash, we'll obviously look at dealing with that. But frankly, it's a matter we'll deal with when we get to that position, it doesn't become – it's purely a judgment matter.

James Armstrong
Investment Operations, JP Morgan Chase & Co.

Q

Great, thanks. And lastly, the $2.3 million you received from online gaming operators using your IP this quarter, will any of that on a go-forward basis be recurring or was that more of a one-time item?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

A part of it's recurring, and part of it was one-time. I wouldn't be modeling that amount going forward.

James Armstrong
Investment Operations, JP Morgan Chase & Co.

Q

Can you give us any sense of, I guess, percentage of that would be recurring, a range, ballpark?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

The recurring range will continue to grow. But I mean – we did get an initial splash, shall we say, from when we addressed the initial bunch of offenders. And we're using this strategically in some instances. We don't want a fee, we just want relationships. So I just think that the ongoing nature will continue to grow as we get more of our games out there.

James Armstrong
Investment Operations, JP Morgan Chase & Co.

Q

That makes sense. Great. Thanks a lot for taking my questions.

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

Thank you.

Operator: Thank you. [Operator Instructions] Thank you. Our next question comes from the line of Todd Eilers with ROTH Capital Partners. Please proceed with your question.

Todd Eilers
Analyst, ROTH Capital Partners LLC

Q

Hi, guys, I had a couple follow-ups on the Ongame acquisition. Can you give us a sense for how much of the customer base right now would remain on that network when you close the acquisition? I guess I'm presuming some of the existing customers would migrate over to the party – bwin platform. How much would stay on the platform at this point?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

Well, the bwin.party platform is B2C platform. So given that we're a B2B operator, I doubt many of them would migrate to a competitor just by virtue of that. Clearly, in the future, the bwin.party customers will migrate to bwin.party, but we anticipate we're going try our very best to maintain all of – or as many possible – as many of the customers as we possibly we can and frankly grow that base now that Ongame becomes independent from a B2C operator.

Todd Eilers
Analyst, ROTH Capital Partners LLC

Q

Okay, great. And then, I thought I heard you mention that there was an additional pending acquisition that Ongame was, I guess, going to make here. Can you maybe talk a little bit more about that, what exactly is that, is that – and, I guess, just a little bit more color on that would be helpful?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

Yeah, sure. Frankly, because Ongame's been on the auction block for a little while, there has not been a lot of investment in its offerings and it's been identified by its customers that they would like some enhanced side bets and some contrived – some functionality that would help tie into an e-gaming platform. That technology has been identified and has been sitting there waiting to be acquired and then implemented. In discussions with the Ongame-ing management and with full agreement of bwin, after today, now that we've executed the agreement, bwin are going to allow Ongame to acquire that functionality, which is the e-gaming platform, and those little side games and build them into its platform so that its customers will have the benefit of that additional and enriched functionality. It just makes the Ongame offering stronger and as competitive and more attractive than it has been in the past.

Todd Eilers
Analyst, ROTH Capital Partners LLC

Q

So would that be just adding additional games and functionality related to poker or would that also be adding separate casino games like slot games or something like that?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

No, it's going to be all linked to the poker platform and offering. But frankly, when you play online poker and you're waiting for your turn, you quite often play a side game. And so it'll be little games like that that they can play on the side, but it will all be part of the online poker offering.

Todd Eilers
Analyst, ROTH Capital Partners LLC

Q

Okay. And then, one more question on the deal. I guess the contingent €10 million is – I guess we need U.S. legalization there. Can you maybe help us figure out what the definition of, I guess, U.S. legalization is? Does that require federal legislation? Can that be individual states, and if so, how many states? I guess, what causes you to pay that €10 million?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

Well, first of all, we kind of like to pay that. We'd be delighted to pay that obviously. And what is the trigger for that is effectively me sitting here in – any person in America being able to play legalized online poker, either state or federally. So not just passing of legislation, but the ability of – so that implementation of that legislation and online poker up and running, so that people can actually play the game for money within the United States legally.

Todd Eilers
Analyst, ROTH Capital Partners LLC

Q

Okay. That's helpful. And then, I guess, last question outside of the Ongame purchase. But on the EGM business, you mentioned starting to place some product outside of Australia. Can you maybe give us a sense for how much of the unit sales were Australia versus non-Australia this quarter?

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.

A

Again, the majority it's in Australia. We do have probably a little less than 100 units outside of Australia that were placed in Asia and Latin America, Asia on lease, and again, Latin America, on lease as well. I think there was around 80 to 85 lease placements during the quarter.

Todd Eilers
Analyst, ROTH Capital Partners LLC
Q

So, in the quarter, 85 lease placements outside of Australia for [indiscernible] (46:02)? Okay.

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.
A

Got it. Correct.

Todd Eilers
Analyst, ROTH Capital Partners LLC
Q

All right. Thanks, guys.

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.
A

Thanks, Todd.

Operator: Thank you. Our next question comes from the line of Ryan Worst with Brean, Murray. Please proceed with your question.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC
Q

Thanks. Good afternoon, guys.

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.
A

Hi, Ryan.

Julia Boguslawski
Vice President -Investor Relations & Corporate Communications, Shuffle Master, Inc.
A

Hey, Ryan.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC
Q

Just a couple questions. With all the casino openings coming up, could you talk about what new casinos you shipped to as far as shufflers go in the quarter?

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.
A

Sure can. Not sure – of course, there's a few here and there that you might be referring to, but in general recorded in Q1 is none.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC
Q

Okay.

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.

A

We didn't ship to any major openings in Q1. Everything was very small that was involved in any openings. So again, depends on which one you're talking about, I assume the domestic?

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC

Q

Yeah, the Atlantic City and Ohio Properties?

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.

A

No, not as of yet. That will be further down the road for us, yeah.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC

Q

Okay. And same thing with Cotai Central?

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.

A

Cotai Central, I don't know that we've – yeah, maybe – I'm being told a little, but it wasn't much. Again, it wasn't anything material.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC

Q

Okay, good. And then, could you talk about the margins on the leased revenue? You had a pretty good quarter there going up to I think over 65% on the gross margin side.

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.

A

Actually, I have to look at whether...

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

A

Let me address the leased stock because we tried to address that in the call. Our margins vary by product mix, they vary by placement, by geography and drawing a line at the end of three months in calling it what it is. Sometimes we go up a couple of percent, sometimes we go down a couple of percent. But they're all fairly healthy and they're all around that same mark. So if there's a couple of percent off or up either quarter, we say, just looking at it in the long term, that just understand that it's really affected primarily by geography and product mix.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC

Q

Okay.

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.

A

And it's been relatively consistent if you look at it. It's off a touch, down a touch from year-over-year, but it's all in line.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC
Q

Okay. And then, Gavin, can you talk about any trends with Ongame in terms of revenue maybe compared to last year and just in general how that business is trending?

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.
A

Well, not really, because it's fairly new to us, but we've got a lot of modeling. The thing to understand and the opportunity that we saw with Ongame is that by having it tucked away as an asset marked for – earmarked for sale as part of that merger, there's been no investment in it and it's been difficult for them to have the tenacity and the passion to go out there and drive their business. So speaking in that generally, we obviously see an opportunity now for some improvement, but we don't want to comment on any of that until we really close on the acquisition.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC
Q

Okay, that's fair enough. And then, just on the ETS sales, I guess you had around 2.5 million sale to Asia of refurbished units. Was that what drove the margin increase? It looked like the gross profit margins there were up over 50% – to back over 50%?

David B. Lopez
Chief Operating Officer, Director & EVP, Shuffle Master, Inc.
A

It's really driven a bit by ASPs. Just the average sale price was up pretty – if you're talking sequentially, I'm not sure if you're referring it sequentially, but if you're looking at it sequentially, the ASPs are much stronger than they were last quarter.

Ryan L. Worst
Analyst, Brean, Murray, Carret & Co. LLC
Q

Okay. That's it from me. Thanks.

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.
A

Great. Thank you.

Operator: Thank you. There are no further questions at this time.

Michael Gavin Isaacs
Chief Executive Officer & Director, Shuffle Master, Inc.

Well, it's been a pretty exciting time here. Again, we thank you all for your support and we look forward to continuing to work hard on all of your behalf. So with that, we will say goodbye.

Operator: This concludes today's teleconference. You may disconnect your lines at this time and thank you for your participation.